UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 14, 2005 (December 31, 2004)

CORPORATION®
(Exact name of registrant as specified in charter)

Delaware (State of incorporation)	000-15443 (Commission File Number)	58-1528626 (IRS Employer Identification No.)

5203 Bristol Industrial Way
Buford, Georgia 30518
(Address of principal executive offices / Zip Code)

(770) 271-0233
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

             ☐  Written communications pursuant to Rule 425 under the Securities Act.
             ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
             ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
             ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement

2004 Short-Term Incentive Program Payments

On February 8, 2005, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Theragenics Corporation® (“Theragenics”) recommended, and the Board of Directors approved, the amount of bonuses payable to M. Christine Jacobs, James A. MacLennan, Bruce W. Smith, R. Michael O’Bannon and Tracy C. Caswell (the “named executive officers”) under the short-term incentive program for 2004. With respect to the bonus payable to Ms. Jacobs, Chief Executive Officer of the Company, the determination was made by the independent directors of the Company. Each named executive officer had an individual target bonus opportunity equal to a percentage of his or her salary as of December 31, 2004, based on revenue and earnings per share performance goals for the Company and individual performance goals for the executive.

Based on the above assessment of 2004 performance, the named executive officers each received the following 2004 bonus payable in cash:

Named Executive Officer	2004 Short-Term Incentive Payment
Jacobs	$24,600
MacLennan	$68,224
Smith	$16,100
O'Bannon	$23,184
Caswell	$49,000

2005 Short-Term Incentive Program

On February 8, 2005, the Compensation Committee recommended, and the Board of Directors approved, the short-term incentive program for 2005. Under the program, each of the named executive officers will have a cash bonus opportunity based on both financial and individual performance. With respect to the cash bonus opportunity for Ms. Jacobs, the determination was made by the independent directors of the Company.

Each named executive officer has an individual target bonus opportunity ranging from 35% to 50% of his or her base salary at targeted performance levels, and a maximum bonus opportunity ranging from 70% to 100% of base salary. Sixty percent (60%) of the target bonus opportunity is tied to Theragenics’ performance against financial goals measured by revenue and earnings per share. Forty percent (40%) of the target bonus opportunity is tied to each executive’s individual performance objectives, which, in the case of Ms. Jacobs, are to be reviewed and approved by the Compensation Committee and the independent Directors of the Board and for the other four executives, have been determined by the Chief Executive Officer and reviewed by the Compensation Committee and the Directors of the Company.

Director Compensation

On February 8, 2005, the Theragenics’ Board of Directors also approved the following 2005 compensation package for non-officer directors:

  Annual retainer for non-employee directors: $16,000
  Committee annual retainer: $8,000 for Audit Committee Chair, $4,000 for Compensation Committee and Corporate Governance Committee Chairs, $2,000 for Committee member retainer
  Meeting fees for non-employee directors: $1,500 per Board of Director meeting, $1,000 per Committee meeting
  Equity awards for directors other than Ms. Jacobs: Annual grant of restricted stock rights for lesser of (i) 5,000 shares of common stock or (ii) that number of shares of common stock valued at $50,000 at the time of grant.

Mr.  John V. Herndon, a director and former chief executive officer of Theragenics, has served as Advisor-to-the-President since the third quarter of 1993. Theragenics and Mr. Herndon renewed as of December 31, 2004, an annual agreement providing for his continued service as Advisor-to-the-President at a salary of $75,000 for 2005. A copy of the agreement is filed as Exhibit 10.1 hereto. In view of his compensation as Advisor-to-the-President, Mr. Herndon does not receive the annual director cash retainer or director meeting fees.

2005 Long-Term Equity Incentive Program

On February 8, 2005, the Compensation Committee recommended, and the Board of Directors approved long-term incentive awards for the named executive officers. With respect to the award to Ms. Jacobs, Chief Executive Officer of the Company, the determination was made by the independent directors of the Company. Under the long-term incentive program, each of the named executive officers received performance restricted stock rights under the Theragenics Corporation 2000 Stock Incentive Plan (the “2000 Plan”). This is an existing equity incentive plan of the Company.

The Board of Directors has set the following target number of performance restricted stock rights for the January 1, 2005 to December 31, 2007 performance period:

Named Executive Officer	Target Number of Performance Restricted Stock Rights
Jacobs	21,500
MacLennan	9,500
Smith	6,000
O'Bannon	4,500
Caswell	5,000

The number of shares of common stock to be issued to the executive for each performance restricted stock right will be determined based on Theragenics’ stock price appreciation plus dividends paid (total stockholder return) relative to an industry peer group (as determined by the Board of Directors) over a three-year performance cycle beginning January 1, 2005 and ending December 31, 2007:

Company Total Stockholder Return Peer Percentile Ranking	Number of Shares of Common Stock to be Issued for Each Performance Restricted Stock Right
> 85th	2
> 75th to < 85th	* 1.5
> 50th to < 75th	* 1
< 30th to < 50th	* 0.30

* Plus a number of shares of common stock for each performance restricted stock right determined by interpolation for the total stockholder return peer percentile ranking that falls between 30th and 50th, 50th and 75th, or 75th and 85th.

If the executive ceases to perform services as an employee of Theragenics or an affiliate before December 31, 2007 due to death, disability, retirement upon or after reaching age 65, or termination of employment by Theragenics or an affiliate without cause, the executive would be entitled to a prorated portion of the shares of common stock determined pursuant to the preceding schedule. If the executive’s employment is terminated for any other reason before December 31, 2007, the performance restricted stock rights will be forfeited.

If a change in control occurs before December 31, 2007, one share of common stock will be issuable as of the date of a change of control for each performance restricted stock right if the executive is still employed by Theragenics or an affiliate on the date of the change in control.

Item 9.01 Exhibits

10.1     Advisor-to-the-President Agreement with John V. Herndon

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Theragenics Corporation® (Registrant)

Dated: February 14, 2005	By: /s/ M. Christine Jacobs M. Christine Jacobs Chief Executive Officer